UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2016

CombiMatrix Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33523	47-0899439
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

310 Goddard, Suite 150, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 753-0624

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2016, the Compensation Committee and Board of Directors of CombiMatrix Corporation (the “Company”) approved revisions, effective January 1, 2016, to the Board of Directors cash compensation, which was previously paid on a per meeting basis.  Pursuant to the revisions, the non-employee Chairman of the Board will now be paid $30,000 per year paid in arrears on a quarterly basis and all other non-employee directors will now be paid $24,000 per year paid in arrears on a quarterly basis. On an aggregate basis, the Company believes this will result in a modest cost savings for the Company compared to historical cash compensation provided to its directors.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held a special meeting of stockholders on January 26, 2016. Proposals One, Two and Three were approved according to the following final voting results:

1.         To approve granting our Board of Directors the authority to exercise its discretion to amend our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of Common Stock, to regain compliance with The Nasdaq Capital Market’s minimum bid requirement, at any of the following exchange ratios at any time within one year after stockholder approval is obtained, and once approved by the stockholders, the timing of the amendment and the specific reverse split ratio to be effected shall be determined in the sole discretion of our Board of Directors: A. A one-for-five reverse stock split; B. A one-for-six reverse stock split; C. A one-for-seven reverse stock split; D. A one-for-eight reverse stock split; E. A one-for-nine reverse stock split; F. A one-for-ten reverse stock split; G. A one-for-fifteen reverse stock split; or H. A one-for-twenty reverse stock split:

For	7,851,020
Against	2,178,526
Abstain	74,117
Broker Non-Votes	0

2.         To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for 2015:

For	8,991,891
Against	436,850
Abstain	674,922
Broker Non-Votes	0

3.         To approve an adjournment of the Special Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve any of the proposals:

For	8,448,628
Against	1,550,493
Abstain	104,542
Broker Non-Votes	0

Item 7.01.	Regulation FD Disclosure.

On January 27, 2016, the Company issued a press release announcing that its Board of Directors had approved a one-for-fifteen reverse split of the outstanding shares of Common Stock of the Company.  The reverse stock split was approved by the Company’s stockholders at the Special Meeting of Stockholders held on January 26, 2016.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

The Company expects that the reverse stock split will become effective as of 5:00 p.m. Pacific time on January 29, 2016 and expects that the reverse stock split will be effective for trading purposes upon the commencement of trading on February 1, 2016, at which point the Company’s Common Stock will begin trading on a split adjusted basis on The Nasdaq Capital Market.  No fractional shares of Common Stock will be issued in connection with the reverse stock split.  A holder of the old Common Stock who would have otherwise been entitled to a fractional share of the new Common Stock will be entitled to receive a cash payment for the fractional share interest.  Proportional adjustments will be made to the Company’s 2006 Stock Incentive Plan reserve and to the Company’s outstanding stock options, restricted stock unit awards, Series E Preferred Stock, and warrants as well.  Any fractional shares issuable pursuant to stock options or restricted stock unit awards will be rounded down to the nearest whole share and any fractional shares issuable pursuant to warrants and Series E Preferred Stock will be rounded up to the nearest whole share. After the effectiveness of the reverse stock split, stockholders will receive information from Computershare, the Company’s transfer agent, regarding the process for exchanging their shares of Common Stock.

The Company’s Board of Directors implemented the reverse stock split with the objective of regaining compliance with the minimum bid price listing maintenance requirements of The Nasdaq Capital Market.  The reverse split also will have the effect of increasing the number of shares of Common Stock available for issuance by the Company.

The information contained in this Item 7.01 and in Exhibit 99.1 attached to this report is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(a)                                 Financial Statements of Business Acquired.

Not applicable.

(b)                                 Pro Forma Financial Information.

Not applicable.

(c)                                  Shell Company Transactions.

Not applicable.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of CombiMatrix Corporation dated January 27, 2016 (furnished herewith pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION
(Registrant)

Dated: January 27, 2016	/s/ SCOTT R. BURELL
Scott R. Burell, Chief Financial Officer